Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of: (i) our report dated March 15, 2013, relating to the balance sheets of Global Eagle Entertainment Inc. (a corporation in the development stage) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2012 and the periods from February 2, 2011 (inception) to December 31, 2011, as well as for the period from February 2, 2011 (inception) to December 31, 2012, which report appears in the Annual Report on Form 10-K; and (ii) to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey

December 17, 2013